Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made effective as of October 22, 2013, by and among IBGLO ACQUISITION CORPORATION, a Texas corporation (“Newco”), and LIVE OAK FINANCIAL CORP., a Texas corporation and registered bank holding company with its principal offices in Dallas, Texas (“LOFC”), and joined in by INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”).

RECITALS:

WHEREAS, LOFC and IBG are parties to that certain Agreement and Plan of Reorganization dated as of August 22, 2013 (the “Reorganization Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement;

WHEREAS, IBG desires to acquire all of the issued and outstanding common shares of LOFC, par value $5.00 per share (the “LOFC Shares”), pursuant to the terms of the Reorganization Agreement;

WHEREAS, IBG and LOFC desire to effect such acquisition by merging Newco with and into LOFC (the “Merger”) pursuant to the terms and conditions of this Merger Agreement;

WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Texas with authorized capital consisting of 1,000 common shares, par value $1.00 per share (“Newco Shares”), of which 1,000 shares are issued and outstanding as of the date of this Merger Agreement;

WHEREAS, the majority of the respective board of directors of LOFC and Newco, pursuant to the authority given by and in accordance with the provisions of the Texas Business Organizations Code, as amended (the “TBOC”), has approved this Merger Agreement and the Merger and has authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Merger Agreement, all such action as may be necessary or appropriate shall be taken by Newco and LOFC in order to consummate the Merger.

AGREEMENT:

NOW, THEREFORE, Newco and LOFC, joined by IBG, hereby agree that Newco shall be merged with and into LOFC on the following terms and conditions:

1.        Merger of Newco and LOFC. At the Effective Time (as defined in Section 16), Newco shall be merged with and into LOFC pursuant to the provisions of Chapter 10 of the TBOC.

2.        Effects of the Merger. The Merger shall have the effects set forth in Section 10.008 of the TBOC. After the Merger, LOFC shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of Newco shall cease. The name of the Resulting Corporation shall be “Live Oak Financial Corp.” The existing offices and facilities of LOFC immediately preceding the Merger shall be the principal offices and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Newco and LOFC shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Newco and LOFC shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either Newco or LOFC may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

3.        Certificate of Formation and Bylaws. As a result of the Merger, the Articles of Incorporation and Bylaws of LOFC shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

4.        Directors and Officers. The directors and officers of Newco at the Effective Time shall be the directors and officers of the Resulting Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

5.        Conversion of LOFC Shares. At the Effective Time, each LOFC Share issued and outstanding immediately before the Effective Time, shall, by virtue of the Merger, and without any action on the part of any holder thereof, be converted into the right to receive the consideration set forth in Section 1.05 of the Reorganization Agreement. At the Effective Time, each LOFC Share that is owned by LOFC (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

6.        Conversion of Newco Shares. The Newco Shares outstanding at the Effective Time shall, at the Effective Time and by virtue of the Merger, be converted into a like number of common shares of the Resulting Corporation with a par value of $1.00 per share, with the effect that the number of common shares of the Resulting Corporation outstanding immediately after the Effective Time shall be equal to the aggregate number of Newco Shares outstanding immediately before the Effective Time, all of which shall continue to be owned by IBG. The authorized number of common shares of the Resulting Corporation shall be the same as the authorized number of Newco Shares immediately before the Effective Time.

7.        Rights of Former LOFC Shareholders. Until surrendered for exchange in accordance with the Reorganization Agreement, each certificate and document theretofore representing LOFC Shares shall, from and after the Effective Time, represent for all purposes only the right to receive the applicable consideration therefor set forth in Section 1.05 of the Reorganization Agreement. No interest will be paid on such consideration.

8.        Share Transfer Books. The share transfer books of LOFC shall be closed as of the close of business at the Effective Time, and no transfer of record of any of the LOFC Shares shall take place thereafter.

9.        Shareholder Approval. This Merger Agreement and the Merger shall be submitted to the shareholders of LOFC at a meeting called to be held as promptly as practicable and to the sole shareholder of Newco by written consent of thereof. Upon approval by the requisite votes of the shareholders of LOFC and the approval of the sole shareholder of Newco, this Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in the Reorganization Agreement.

10.      Dissenters’ Rights. Any shareholder of LOFC who objects to the Merger and follows the procedure for dissent as set forth in Subchapter H of Chapter 10 of the TBOC shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

11.      Conditions to Consummation of the Merger. The consummation of the Merger as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

12.      Termination. This Merger Agreement may be terminated and abandoned at any time before or on the Closing Date, whether before or after action thereon by the shareholders of LOFC or the sole shareholder of Newco, pursuant to the terms and provisions of the Reorganization Agreement.

13.      Effect of Termination. In the event of the termination and abandonment of this Merger Agreement pursuant to the provisions of Section 12, the liability by reason of this Merger Agreement or the termination thereof on the part of either LOFC, IBG or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement. Such terms and provisions are hereby incorporated herein by reference for all purposes.

14.      Waiver, Amendment and Modification. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of LOFC or the sole shareholder of Newco, by the party that is entitled to the benefits thereof. This Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of LOFC or the sole shareholder of Newco, by IBG and LOFC; but in no event may any amendment hereto be made after action by the shareholders of LOFC that affects the value of the consideration to be received by the shareholders of LOFC set forth in Section 1.05 of the Reorganization Agreement or that materially and adversely affects the rights of LOFC’s shareholders hereunder without the requisite approval of such shareholders. Any waiver, modification or amendment of this Merger Agreement shall be in writing.

15.      Time and Place of the Closing and Closing Date. Subject to the terms and conditions of this Merger Agreement, a meeting (the “Closing”) will take place in accordance with the terms of the Reorganization Agreement, at which the parties to this Merger Agreement will exchange certificates, letters and other documents in order to confirm that all of the conditions set forth in Articles VII and VIII of the Reorganization Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Merger Agreement or the Reorganization Agreement to terminate this Merger Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Merger Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Merger Agreement.

16.      Effective Time. The Merger and the other transactions contemplated by this Merger Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Texas (the “Effective Time”). The Certificate of Merger shall be filed as soon as practicable after the Closing.

17.      Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Merger Agreement. A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

18.      GOVERNING LAW; VENUE. THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR DISPUTES ARISING UNDER THIS MERGER AGREEMENT SHALL BE SOLELY IN COLLIN COUNTY, TEXAS.

19.      Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

20.      Binding Effect. All of the terms and conditions of this Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person. Nothing in this Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement. No party to this Merger Agreement shall assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 20 shall be void and of no effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

LIVE OAK FINANCIAL CORP.

By:	/s/ Carl B. Schieffer
Carl B. Schieffer President

IBGLO ACQUISITION CORPORATION

By:	/s/ David R. Brooks
David R. Brooks Chairman of the Board

IBG hereby joins in the foregoing Merger Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, IBG has caused this undertaking to be made in counterparts by its duly authorized officer and its corporate seal to be hereunto affixed as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks Chairman of the Board and CEO

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